CONESTOGA FUNDS

(the “Trust”)

PLAN PURSUANT TO RULE 18f-3 FOR OPERATION OF A MULTI-CLASS SYSTEM

I. INTRODUCTION

On February 23, 1995, the Securities and Exchange Commission (the “Commission”) adopted Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), which permits the creation and operation of a multi-class distribution structure without the need to obtain an exemptive order under Section 18 of the 1940 Act. Rule 18f-3, which became effective on April 3, 1995, requires an investment company to file with the Commission a written plan specifying all of the differences among classes, including the various services offered to shareholders, different distribution arrangements for each class, methods for allocating expenses relating to those differences and any conversion features or exchange privileges.  On February 9, 2012, the Board of Trustees of the Trust authorized the Trust to implement a multi-class distribution structure in compliance with Rule 18f-3. This Plan shall become effective as of March 30, 2012.

II. ATTRIBUTES OF CLASSES

A.   Generally

The Trust shall offer two classes of shares in the Conestoga Mid Cap Fund (the “Fund”) – Investors Class shares and Institutional Class shares.

In general, shares of each class will be identical except for different expense variables (which will result in different returns for each class), certain related rights and certain shareholder services as described below.

Investors Class and Institutional Class shares of the Fund will represent interests in the same portfolio of investments of the Fund, and will be identical in all respects, except for: (a) the impact of (i) expenses assessed to the Investors Class pursuant to the Shareholding Servicing Plan and (ii) any other incremental expenses identified from time to time that should be properly allocated to one class so long as any changes in expense allocations are reviewed and approved by a vote of the Board of Trustees, including a majority of the independent Trustees; (b) the fact that a class will vote separately on any matter submitted to shareholders that pertains to (i) the Shareholder Servicing Plan adopted for the Investors Class or (ii) class expenses borne by that class; (c) the different exchange privileges of each class of shares; (d) the designation of each class of shares of the Fund; and (e) the different shareholder services relating to a class of shares.

B.   Shareholder Services/Expenses/Sales Charges

Investors Class shares of the Fund

          Investors Class shares of the Fund are for investments made through certain financial institutions or intermediaries.

Investors Class shares will not be subject to a sales charge.  Services provided or arranged to be provided under the Shareholder Servicing Plan adopted for the Investors Class of shares may include: establishing and maintaining accounts and records relating to shareholders, processing dividend and distribution payments from the Fund on behalf of shareholders, responding to routine inquiries from shareholders concerning their investments, assisting shareholders in changing dividend options, account designations and addresses, and other similar services.  For these services, the Fund, on behalf of Investors Class shareholders, pays a fee at an annual rate of up to 0.25% of the average daily net assets of the shares serviced by the agent.

Institutional Class shares of the Fund

Institutional Class shares of the Fund are for individual investors and for certain institutional investors investing for their own or their customers’ accounts.

Institutional Class shares of the Fund will not be subject to a sales charge and will not be subject to fees payable pursuant to the Shareholder Servicing Plan.

C.   Exchange Privileges

Institutional and Investors Class shares of the Fund may be exchanged for shares of the Conestoga Small Cap Fund.  Existing shareholders of Investors Class shares of the Fund that are eligible to hold Institutional Class shares may exchange their Investors Class shares for Institutional Class shares.

D.   Methodology for Allocating Expenses Among Classes

Expenses of the Fund are classified as being either joint or class-specific.  Joint expenses of the Fund are allocated daily to each class of shares of the Fund in accordance with Rule 18f-3(c). Class-specific expenses of the Fund are allocated to the specific class of shares of the Fund.

Adopted:          February 9, 2012

PHTRANS/ 1162843.2